UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2017

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 18, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 27, 2017, the registrant’s majority-owned subsidiary Changyou.com Limited (NASDAQ: CYOU) (“Changyou”) issued a press release announcing that the special committee (the “Changyou Special Committee”) of the board of directors of Changyou (the “Changyou Board”) has retained Duff & Phelps (Duff & Phelps Securities, LLC and Duff & Phelps, LLC) as its financial advisor and Skadden, Arps, Slate, Meagher & Flom as its United States legal counsel in connection with its review and evaluation of the previously-announced non-binding proposal (the “Proposal”) that the Changyou Board received on May 22, 2017 from Dr. Charles Zhang, the Chairman and Chief Executive Officer of the registrant and the Chairman of the Board of Changyou, for the acquisition of all outstanding shares in Changyou, including shares represented by American depositary shares, by an acquisition vehicle to be formed by Dr. Zhang. The Changyou Special Committee also announced that Mr. Dave De Yang resigned from the Changyou Special Committee, effective June 27, 2017, to focus on his services to the special committee of the board of directors of the registrant in connection with the transactions contemplated by the Proposal.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release: “Changyou.com Announces Formation of Independent Special Committee to Review Preliminary Non-Binding Proposal to Acquire the Company”

Safe Harbor Statement

This report may contain forward-looking statements. Statements that are not historical facts, including statements about the registrant’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. There can be no assurance that any definitive offer relating to the Proposal will be made to Changyou, that any definitive agreement relating to the Proposal will be entered into by Changyou, or that a transaction based on the Proposal or any other similar transaction will be approved or consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: July 27, 2017	SOHU.COM INC.

	By:	/s/ Joanna Lv
Joanna Lv Acting Chief Financial Officer